Form S-1/A Appendix

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (2017)

ACHISON INC
FINANCIAL STATEMENTS (AUDITED)
MARCH 31, 2017

INDEPENDENT ACCOUNTANTS' AUDIT REPORT

To the Board of Directors and Shareholder(s) of
Achison Inc.
Flushing, NY

I have audited the accompanying balance sheet of Achison Inc. as of March 31, 2017, and the related statement of income, retained earnings, and cash flows for the fiscal year then ended, and the related notes to the financial statements.

The Company's management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

My responsibility is to express an opinion on these financial statements based on my audit. I conducted the audit in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB) of the United States. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgement, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements to design audit procedures that are appropriate in the circumstances, but not for expressing an opinion on the effectiveness of the entity's internal control. Accordingly, I express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statement.

I believe that the audit evidence I have obtained is sufficient and appropriate to provide a reasonable basis for our audit opinion.

In my opinion, the financial statements referred to previously present fairly, in all material respects, the financial position of Achison Inc. as of March 31, 2017, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/Rizwan Ahemd CPA P.C.
Rizwan Ahemd CPA P.C.

New Hyde Park, NY
June 28, 2017

ACHISON INC
BALANCE SHEETS (AUDITED)
AS OF MARCH 31, 2017

ASSETS

Current assets:
Cash & cash equivalents	$1,635
Short Term Investment	$2,314
Total current assets	$3,949

TOTAL ASSETS	$3,949

LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities:
Account payable	-
Tax payable	-
Loans	$2,000
Total current liabilities	$2,000

Stockholder's equity:
Common Stock: 0.0000001 Par Value; 99,900,000,000 Shares authorized; 0 share issued and outstanding	-
Additional paid-in capital	$3,639
Retained earnings (Deficit)	$(1,690)
Total stockholder's equity	$1,949

Total liabilities and stockholder's equity	$3,949
ACHISON INC STATEMENT OF REVENUES AND EXPENSES (AUDITED) FOR THE YEAR ENDED MARCH 31, 2017
Revenues:
Gain (loss) from Investment	$74
Trading Commissions	$48
Unrealized Gain (lose) from Investment	$53

Less:(Fee and commission Expense)	($127)

Net profit(lose)	$48

Expenses:
Bank Service Charge	$193
Office Supplies	$54
Legal & Professional	$1,000
Misc: Taxes, Licenses & Permits	$77
Total Expenses	$1,293

Excess of Revenues over Expenses before Taxes	$(1,245)

Provision for Taxes:
NY State Tax	-
NYC Tax	-

Net income (loss)	$(1,245)
- ACHISON INC STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY (AUDITED) FOR THE YEAR ENDED MARCH 31, 2017
Shareholders' Equity-April 01, 2016	$1,994

Add: Net (Lose) for the period from April 01, 2016 to March 31, 2017	$(1,245)

Add: Additional Paid-in Capital for the period from April 01, 2016 to March 31, 2017	$1,200

Less: Additional Paid-out Capital for the period from April 01, 2016 to March 31, 2017	-

Shareholder's Equity-March 31, 2017	$1,949
ACHISON INC STATEMENT OF CASH FLOWS (AUDITED) FOR THE YEAR ENDED MARCH 31, 2017
Cash flows from operating activities:
Net Lose	$(1,245)
Adjustments to reconcile net income to net cash provided by operations activities:
Depreciation	-
(Increase)decrease in assets:
Account receivables	-
Short Term Investment	$(2,258)
(Increase)decrease in liabilities:
Account payables	-
Net cash provided by (used in) operating activities	$(3,503)

Cash flows from investing activities:
Long term investments	-
Net cash provided by (used in) investing activities	-

Cash flows from financing activities:
Loans	$2,000
Capital stock	-
Additional paid-in (paid-out) capital	$1,200

Net cash provided by (used in) financing activities	$3,200

Net increase (decrease) in cash and cash equivalents	$(303)

Cash and cash equivalent-April 01, 2016	$1,938

Cash and equivalents-March 31, 2017	$1,635

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Cash paid during the period for:
Interest expenses	-
Tax expenses	-

ACHISON INC
NOTES TO FINANCIAL STATEMENTS (AUDITED)
MARCH 31, 2017
(AUDITED)

NOTE 1. ORGANIZATION AND BUSINESS ACTIVITIES

Achison Inc., the Company, incorporated in the State of New York on December 29, 2014, is engaged in the investment activities of the spot gold and silver trading in Singapore Markets.

During in its initial operations, the company opened a trading account in Bullion Vault which the brokerage firm registered in England to start trading activities. The company's activities are subject to significant risks and uncertainties, including failing to secure additional funding to continue the investment activities.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a. Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).

The company was incorporated on December 29, 2014, and the Company started its operations to trade the spot gold and spot silver on March 29, 2016.

These accompanying financial statements of the Company is for the period from April 01, 2016 to March 31, 2017.

b. Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

c. Income Taxes

The Company is responsible for paying federal, state and local income tax and, accordingly, provisions are made for income taxes.

d. Basis of measurement

The financial statements have been prepared on the historical cost basis, except for the following material items in the statement of financial position:

(a). All short-term investments including spot gold and spot silver are considered Trading Securities

(b). Short-term investments at fair value through gains or losses are measured at fair value

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

e. Cash and Cash Equivalents

The financial statements are presented in US dollar, which is the Company's functional currency. Cash and cash equivalents include cash on hand; cash in banks and brokerage accounts and all highly liquid investments with maturity of three months or less at the time purchase.

The Company maintains its cash balance at a financial institution located in New York and a trading account in Bullion Vault which is in England. Cash account at the New York institution are insured by the Federal Deposit Insurance Corporation up to $250,000. At times during the year, the cash balances may exceed the FDIC insurance limits. The following is a schedule of cash and cash equivalents at the year ended on March 31, 2017:

Cash in Bank and brokerage accounts $1,635

f. Revenue Recognition

The company recognizes capital gains and losses from the spot gold trading and the spot silver trading at the time it sells gold and silver from the trading in brokerage firms. Additionally, it recognizes unrealized gains and losses through adjustments to the fair market value at the end of each period. The change in fair market value is reported on the income statement under "Revenues" - "Unrealized Gain (loss) from investments".

NOTE 3. EARNINGS PER SHARE

Net loss per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by dividing net loss by the weighted average number of shares of common stock and potentially outstanding shares of common stock during each period. There were no potentially dilutive shares outstanding as of March 31, 2017.

NOTE 4. SHORT TERM INVESTMENTS

The Company considers all investment assets other than marketable securities that can and will be sold within one year to be short term investments. Achison Inc. operated a trading account in Bullion Vault to trade the spot gold and spot silver, since those investments in the account can be sold online and can be traded anytime in near future as the Company's primary activity source, the Company treats the Bullion Vault account as short term investments assets. As of March 31, 2017, the Short Term Investment holdings were as follows:

Bullion Property (kg)	(Kg)	Valuation in $(USD)
Zurich Gold	0.008	$320.72
London Silver	1.705	$996.91
Singapore Gold	0.014	$561.26
Singapore Silver	0.744	$435.02
Totals:		$2,313.91

NOTE 5. STOCKHOLDER'S EQUITY

The Company has authorized 99,900,000,000 shares of common stocks with a par value of 0.0000001 per share. There are no shares of common stocks outstanding as of March 31, 2017. In the period from April 1, 2016 to March 31, 2017, the Company didn't issue any stock types, options and warrants; the Company didn't have any share-based compensation, related to employee share-based awards, Tax benefit from share-based award activities.

NOTE 6. RELATED PARTY TRANSACTIONS

The Company has been provided office space by its sole owner at no cost. The management determined that such cost is nominal and did not recognize the rent expense in its financial statements.

On November 21, 2016, Lansdale Inc. loaned $2,000 to Landbay Inc. for working capital purposes. The Company's president, Mr. Wanjun Xie owns 40% of common stocks issued and outstanding of Lansdale Inc. and is also the president and CEO of that entity. It is a short term loan that bears no interest and will be paid back within 12 months. Since this is a short term loan, imputed interest need not be calculated as it is rendered immaterial.